Exhibit 10.31

INDEMNIFICATION PRIORITY AGREEMENT

This Indemnification Priority Agreement is dated as of August     , 2009 (this “Agreement”) and is among Chill Holdings, Inc., a Delaware corporation (“Chill Holdings”), Goodman Global, Inc., a Delaware corporation (“Goodman”, and together with Chill Holdings, the “Companies”), and Robert B. Henske (“Indemnitee”).

WHEREAS, Indemnitee is a director of the Companies and may also serve as a director, officer, employee, consultant, fiduciary or agent (collectively, the “Indemnifiable Positions”) of other corporations, limited liability companies, partnerships, joint ventures, trusts, employee benefit plans or other enterprises controlled by each of the Companies (collectively, the “Controlled Entities”);

WHEREAS, in order to induce Indemnitee to continue to serve as a director of the Companies and/or in other Indemnifiable Positions of the Controlled Entities, the Companies wish to provide for the indemnification of, and the advancement of expenses to, Indemnitee to the fullest extent permitted by law;

WHEREAS, the Certificate of Incorporation of Chill Holdings, as amended (the “Chill Holdings Charter”), provides for the indemnification of Chill Holdings’ directors to the fullest extent permitted under the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the By-Laws of Chill Holdings (the “Chill Holdings Bylaws”) provide certain indemnification rights to Chill Holdings’ directors to the fullest extent permitted under the DGCL;

WHEREAS, the Amended and Restated Certificate of Incorporation of Goodman (the “Goodman Charter”) provides for the indemnification of Goodman’s directors to the fullest extent permitted or required by Section 145 of the DGCL;

WHEREAS, the Amended and Restated Bylaws of Goodman (the “Goodman Bylaws”) provide certain indemnification rights to Goodman’s directors to the fullest extent permitted by applicable law;

WHEREAS, in view of the considerations set forth above, Goodman entered into an Indemnification Agreement with Indemnitee, dated as of March 6, 2008 (the “Indemnification Agreement”); and

WHEREAS, the Companies and Indemnitee desire to enter into this Agreement to clarify the priority of the indemnification and advancement of expenses with respect to certain Jointly Indemnifiable Claims (defined below).

NOW, THEREFORE, in consideration of Indemnitee’s service or continued service to the Companies and/or the Controlled Entities and the covenants and agreements set forth below, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows.

1. Given that certain Jointly Indemnifiable Claims may arise due to the service of the Indemnitee as a director of the Companies and/or in other Indemnifiable Positions of the Controlled Entities, the Companies acknowledge and agree that the Companies shall, and to the extent applicable shall cause the Controlled Entities to, be fully and primarily responsible for the payment to the Indemnitee in respect of indemnification or advancement of expenses in connection with any such Jointly Indemnifiable Claim, pursuant to and in accordance with (as applicable) the terms of (i) the DGCL, (ii) the Chill Holdings Charter, (iii) the Chill Holdings Bylaws, (iv) the Goodman Charter, (v) the Goodman Bylaws, (vi) the Indemnification Agreement, (vii) any other agreement between either Company or any Controlled Entity and the Indemnitee pursuant to which the Indemnitee is indemnified, (viii) the laws of the jurisdiction of incorporation or organization of any Controlled Entity and/or (ix) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Controlled Entity ((i) through (ix) collectively, the “Indemnification Sources”), irrespective of any right of recovery the Indemnitee may have from the Indemnitee-Related Entities. Under no circumstance shall either Company or any Controlled Entity be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery the Indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Indemnitee or the obligations of either Company or any Controlled Entity under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to the Indemnitee in respect of indemnification or advancement of expenses with respect to any Jointly Indemnifiable Claim, (i) the Companies shall, and to the extent applicable shall cause the Controlled Entities to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (ii) to the extent not previously and fully reimbursed by the Companies and/or any Controlled Entity pursuant to clause (i), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Indemnitee against the Companies and/or any Controlled Entity, as applicable, and (iii) Indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. The Companies and Indemnitee agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Agreement entitled to enforce this Agreement as though each such Indemnitee-Related Entity were a party to this Agreement. The Companies shall cause each of the Controlled Entities to perform the terms and obligations of this Agreement as though each such Controlled Entity was a party to this Agreement.

2. For purposes of this Agreement, the following terms shall have the following meanings:

(a) The term “Indemnitee-Related Entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Companies, any Controlled Entity or the insurer under and pursuant to an insurance policy of either Company or any Controlled Entity) from whom an Indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, either Company or any Controlled Entity may also have an indemnification or advancement obligation.

(b) The term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any Action, Suit or Proceeding for which the Indemnitee shall be entitled to indemnification or advancement of expenses from (i) either Company and/or any Controlled Entity pursuant to the Indemnification Sources, on the one hand, and (ii) any Indemnitee-Related Entity pursuant to any other agreement between any Indemnitee-Related Entity and the Indemnitee pursuant to which the Indemnitee is indemnified, the laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Entity and/or the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Indemnitee-Related Entity, on the other hand.

(c) The term “Action, Suit or Proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed claim, action, suit, arbitration, investigation, inquiry, alternative dispute mechanism or proceeding, whether civil (including intentional and unintentional tort claims), criminal, administrative or investigative.

3. No supplement, modification, waiver or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, spouses, heirs, executors, administrators and legal representatives. Each Company shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of such Company, by written agreement in form and substance reasonably satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that such Company would be required to perform if no such succession had taken place. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument, notwithstanding that both parties are not signatories to the original or same counterpart.

[Signature Page Follows]

This Indemnification Priority Agreement has been duly executed and delivered to be effective as of the date stated above.

CHILL HOLDINGS, INC.

By:	/s/ Ben D. Campbell
Name:	Ben D. Campbell
Title:	Executive Vice President, Secretary and
General Counsel

Address:	5151 San Felipe, Suite 500 Houston, TX 77056
Attention:	Ben D. Campbell, Executive Vice President, Secretary and General Counsel
Email:	Ben.Campbell@goodmanmfg.com
Facsimile:	(713) 862-6729

GOODMAN GLOBAL, INC.

By:	/s/ Ben D. Campbell
Name:	Ben D. Campbell
Title:	Executive Vice President, Secretary and General Counsel

Address:	5151 San Felipe, Suite 500 Houston, TX 77056
Attention:	Ben D. Campbell, Executive Vice President, Secretary and General Counsel
Email:	Ben.Campbell@goodmanmfg.com
Facsimile:	(713) 862-6729

INDEMNITEE

/s/ Robert B. Henske

Address:	c/o Hellman & Friedman LLC One Maritime Plaza, 12th Floor San Francisco, CA 94111

Facsimile:	415 788 0176

[Signature Page to Indemnity Priority Agreement]